AGREEMENT AND PLAN OF MERGER
                                         By and Among
                                       24/7 Media, Inc.
                               Factor K Acquisition Corporation
                                              and
                                          Sift, Inc.








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               AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1999 (this
"Agreement"), among 24/7 Media, Inc., a Delaware corporation ("24/7"), Factor K Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of 24/7 (the "Subsidiary"), and Sift, Inc. (the "Company"), a California corporation.

               WHEREAS, the Boards of Directors of 24/7, the Subsidiary, and the Company have each approved the merger (the "Merger") of the Company with and into the Subsidiary, in accordance with the Corporations Code of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein; and

               WHEREAS, for federal income tax purposes, it is intended that the Merger, as defined herein, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

               WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

               WHEREAS, each shareholder of the Company is the owner of such number and classes of shares of capital stock (the "Shares") of the Company as is set forth in Schedule 1 hereto (the "Ownership Table"), such Shares collectively represent 100% of the issued and outstanding shares of capital stock of the Company.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, 24/7, the Subsidiary and the Company hereby agree as follows:


               1.     The Merger.

               (a) The Merger At the Effective Time (as defined in Section 1(b)) and subject to and upon the terms and conditions of this Agreement, Delaware Law and California Law, the Company shall be merged with and into the Subsidiary, the separate corporate existence of the Company shall cease, and the Subsidiary shall continue as the surviving corporation. The Subsidiary as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." In connection with the Merger, the Surviving Corporation shall change its name to "Sift, Inc."

               (b) Effective Time; Closing. (i) As promptly as practicable after the Closing (as defined in paragraph (ii) below), the parties hereto shall cause the Merger to be consummated by (A) filing an, agreement of merger and any other required documents with the Secretary of State of the State of California, in such forms as required by, and executed in accordance with the relevant provisions of, California Law and (B) filing a certificate of merger and any other required documents with the Secretary of State of the State of Delaware, in such forms as required by, and executed in


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accordance with the relevant provisions of, Delaware Law. When used in this
Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall be filing with and acceptance from the State of Delaware.

                   (ii) The Closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, at 1:00 P.M., New York time, on a date designated by 24/7 upon two business days' prior notice of the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (the "Closing Date"), but in no event later than March 15, 1999, unless the parties shall agree upon a later date.

               (c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers, franchises, and property of the Company shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts, and liabilities of the Company shall become the restrictions, disabilities, duties, debts, and liabilities of the Surviving Corporation.

               (d) Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation of the Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be "Sift, Inc." and the By-Laws of the Subsidiary shall be the By-Laws of the Surviving Corporation and shall continue in full force and effect until thereafter amended.

               (e) Directors and Officers. The directors and officers set forth on Schedule 1(e) hereto shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

               (f) Consideration; Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of 24/7, the Subsidiary or the Company,

                   (i) each share of common stock of the Company held in the treasury of the Company shall be cancelled and retired without payment of any consideration therefor and cease to exist; and

                   (ii) each share of capital stock of the Company shall be exchanged for validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of 24/7 ("24/7 Common Stock") as follows (the "Merger Consideration"):

                   (A) each share of common stock of the Company shall be
               converted into the right to receive 0.54753537 shares of 24/7 Common Stock,

                   (B) each share of Series A Preferred Stock of the Company
               shall be converted into the right to receive 0.54753537 shares of 24/7 Common Stock,

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                   (C) each share of Series B Preferred Stock of the Company
               shall be converted into the right to receive 0.54753537 shares of 24/7 Common Stock, and

                   (D) (1) the Company's obligations with respect to each
               outstanding option, as set forth on Schedule 2(c) hereto, to purchase shares of common stock of the Company issued pursuant to the Company's 1994 Equity Incentive Plan and pursuant to non-plan stock options (the "Options") , whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, 24/7 or the holder of any Option, be assumed by 24/7. Unless otherwise elected by 24/7 prior to the Effective Time, 24/7 shall make such assumption in such manner that (i) 24/7 is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Option, 24/7 would be such a corporation were Section 424 of the Code applicable to such Option; and, if not so otherwise elected, after the Effective Time, all references to the Company in the Company's 1994 Equity Incentive Plan and the applicable stock option agreements shall be deemed to refer to 24/7, which shall have assumed the Company's 1994 Equity Incentive Plan and such non-plan stock option agreements as of the Effective Time by virtue of this Agreement and without any further action.


                      (2) Each Option so assumed by 24/7 under this Agreement
               shall continue to have, and be subject to, the same terms and conditions set forth in the Company's 1994 Equity Incentive Plan and the applicable stock option agreements as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of shares of 24/7 Common Stock equal to the product of the number of shares of common stock of the Company that were purchasable under such Option immediately prior to the Effective Time multiplied by the quotient determined by dividing the fair market value of the common stock of the Company by the fair market value of the 24/7 Common Stock, rounded to the nearest whole number of shares of 24/7 Common Stock and (ii) the per share exercise price for the shares of 24/7 Common Stock issuable upon exercise of such assumed Option will be equal to the exercise price per share of common stock of the Company at which such Option was exercisable immediately prior to the Effective Time multiplied by the quotient determined by dividing fair market value of 24/7 Common Stock by the fair market value of the common stock of the Company, and rounding the resulting exercise price up to the nearest whole cent. For purposes of this Section 1(f)(iii)(D), the fair market value of 24/7 Common Stock is based on the closing price per share on the trading day immediately following (but not including) the Closing Date, as reported in The Wall Street Journal.

               (3) As soon as reasonably practicable after the Effective Time, the Company will deliver to Option holders appropriate notices setting forth such holders' rights pursuant to the Company's 1994 Equity Incentive Plan and the applicable stock option agreements evidencing the Options and confirming that the Company's 1994

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               Equity Incentive Plan and the Options have been assumed by 24/7 in accordance with the terms and conditions required by this
               Section 1(f)(iii)(D). 24/7 hereby agrees to register such Options with the Securities and Exchange Commission on Form S-8 within a reasonable period subsequent to the Effective Time.

               (g)  Surrender and Payment.

                    (i) Except as set forth in Section 1(h) below, each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender at Closing of a certificate or certificates representing such Shares, together with properly executed stock powers and stock transfer stamps covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares, which Merger Consideration shall be delivered at the Closing.

                    (ii) All certificates representing Shares outstanding prior to the Closing Date shall continue to evidence ownership of shares of 24/7 Common Stock until such Shares are surrendered and exchanged as provided herein. All certificates representing Shares outstanding prior to the Closing Date shall be presented to 24/7 at the Closing and shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement. The Merger Consideration delivered upon the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and after the Effective Time, there shall be no further registration or transfers of Shares outstanding prior to the Closing Date.


                    (iii) No fractional shares of 24/7 Common Stock shall be issued upon conversion of Shares. In lieu of any fractional share of 24/7 Common Stock to which the holder of Shares would otherwise be entitled, 24/7 shall round to the nearest whole share of 24/7 Common Stock.

               (h) Escrow Indemnity Account. Promptly after the Closing Date, 24/7 shall deliver to the escrow agent (the "Escrow Agent") under the escrow agreement dated the Closing Date, substantially in the form of Exhibit A hereto (the "Escrow Indemnity Agreement"), a certificate representing a number of shares of 24/7 Common Stock equal to ten percent (10%) of the Merger Consideration, to be held pursuant to the provisions of Section 13(d) of this Agreement and the Escrow Indemnity Agreement to be held in an escrow account (the "Escrow Indemnity Account") pursuant to the terms of the Escrow Indemnity Agreement.

               (i) Dissenter's Rights. The holders of Shares as to which dissenter's rights shall have been duly demanded under applicable law ("Dissenting Shares"), if any, shall be entitled to payment by the Surviving Corporation only of the fair value of such shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder's demand or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided under applicable law, such holder or holders

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(as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into 24/7 Common Stock as of the Effective Time.

           2. Representations and Warranties of the Company. The Company represents, warrants and agrees that:

               (a) Ownership and Delivery of the Shares and Execution and Effect of Agreement.
                    (i) The Company has all necessary rights, power and authority to enter into and to deliver this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated hereby, as well as all other agreements, certificates and documents exe cuted or delivered, or to be executed or delivered, by the Company in connection herewith, including the agreements listed pursuant to Section 6(c) hereof (collectively, with this Agreement, the "Company Documents"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of the Company Documents have been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by 24/7 and the Subsidiary, are (or when executed and delivered will be) legal, valid and binding obligations of the Company.

                    (ii) The board of directors of the Company (A) has declared that this Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the shareholders of the Company, (B) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, and (C) has taken appropriate action, pursuant to California Law and Delaware Law, to cause the Merger to become effective at the Effective Time.

                    (iii) This Agreement, the Merger and the other transactions contemplated hereby and thereby have been authorized, approved and adopted by more than a majority of the shareholders of the Company.

               (b) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing under the laws of those jurisdictions listed on Schedule 2(b) hereto, constituting each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires such qualification. The copies of the Company's Articles of Incorporation, as amended (certified by the Secretary of State of California), and By-Laws (certified by the Secretary of the Company) that have been previously delivered to 24/7 are correct and complete.


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               (c)  Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company will consist of the following:

                    (i) Common Stock: 20,000,000 shares of common stock, no par value per share, of which 7,704,161 shares will be issued and outstanding.

                    (ii) Preferred Stock: a total of 9,445,926 shares of preferred stock, no par value per share, of which 3,445,926 shares have been designated Series A Preferred Stock and 6,000,000 shares have been designated Series B Preferred Stock. Of the authorized shares of preferred stock listed above, 3,361,167 shares of Series A Preferred Stock and 2,870,426 shares of Series B Preferred Stock are issued and outstanding.

                    (iii)  Options and Reserved Shares:  as set forth on
Schedule 2(c) hereto, Options to purchase 1,996,778 shares of common stock of the Company, all issued to employees and contractors of the Company pursuant to the Company's 1994 Equity Incentive Plan and non-plan stock options, are outstanding. Schedule 2(c) sets forth the exercise price, vesting dates, dates of grant and expiration dates of such Options and whether such Options are nonqualified stock options or "incentive stock options" within the meaning of
Section 422(b) of the Code. No shares of restricted stock have been granted under the 1994 Equity Incentive Plan or outside such plan.

All of the outstanding shares of capital stock of the Company are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth in this Section 2(c), there are no out standing shares of capital stock or other equity or debt securities of the Company. Except as set forth in this Section 2(c) and in Schedule 2(c), as of the Closing Date there will be no existing option, warrant, call, commitment or other agreement requiring the issuance or sale of any additional shares of stock or other equity or debt securities of the Company and no shares of stock or other equity or debt securities of the Company are reserved for issuance for any purpose, and there will be no agreements, commitments or restrictions relating to ownership or voting of any shares of stock or other securities of the Company, other than those agreements addressed in Section 4(e).

               (d) Subsidiaries and Affiliates. The term "affiliate" shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. The Company has no subsidiaries or affiliates and has no equity interest in any corporation, partnership, joint venture or other entity. The Company has conducted its business only through the Company.

               (e) Financial Statements. The Company has previously delivered to 24/7 (i) the balance sheets of the Company as at August 31, 1997, and the related audited statements of operations and retained earnings and changes in financial position for the fiscal year then ended, as examined by Ireland, San Filippo, LLP; the Company's balance sheet as at August 31, 1997 is hereinafter referred to as the "Audited Balance Sheet" and, together with the related statements of operations and retained earnings and changes in financial position for the fiscal year then ended, the "Audited Financials") and (ii) the unaudited balance sheet of the Company as at November 30, 1998 (the "Unaudited Balance Sheet"), and the related unaudited statements of operations and retained earnings for the fifteen months then ended (together with the Unaudited Balance Sheet, the

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"Unaudited Financials"). Each of the foregoing financial statements is complete and correct, is in accordance with the Company's books and records, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), and presents fairly the fin ancial position, results of operations and changes in financial position of the Company as at the dates and for the fiscal years indicated, subject, in the case of the Unaudited Balance Sheet, to year-end adjustments and notes required by generally accepted accounting principles.

               (f) Liabilities. All liabilities of the Company (whether accrued, unmatured, contingent, or otherwise and whether due or to become due, but not including the Company's obligations to perform under contracts other than by the payment of money) are set forth or ade quately reserved against on the face of the Audited Balance Sheet and the Unaudited Balance Sheet, in each case in accordance with generally accepted accounting principles consistently applied, except for liabilities incurred since August 31, 1997 (with respect to the Audited Balance Sheet), or since November 30, 1998 (with respect to the Unaudited Balance Sheet) in the ordinary course of business as theretofore conducted, which are not materially adverse to the operations or prospects of the Company's business. The Company does not know of any basis for the assertion against the Company of any other loss contingency of a nature defined by GAAP.

               (g) No Adverse Change. To the Company's knowledge, since November 30, 1998, the Company has operated its business consistent with ordinary commercial business practices and only in the ordinary course of business as theretofore conducted, and consistent with a development stage company, there has been no:

                    (i) amendments or changes to the Articles of Incorporation or By-Laws of the Company;

                    (ii) material adverse change in the business, properties, assets, liabilities, commitments, earnings, financial condition or prospects of the Company;

                    (iii) damage or destruction to property or assets of the Company resulting in a loss or cost to the Company of more than $50,000 in the aggregate, whether or not covered by insurance; or

                    (iv) act or omission which, if taken or omitted after the date of this Agreement and before the Closing would conflict with Section 6(a).

               (h) Taxes. The Company has properly filed all federal, foreign, state, local and other tax returns and reports which are required to be filed by it. All such tax returns were true, correct and complete, and all taxes, interest and penalties due and payable as shown on such returns or claimed to be due by any taxing authority have been timely paid. All unpaid federal, foreign, state, local and other taxes, fees, assessments, duties and other similar governmental charges payable by the Company or which will, with the passage of time, become payable by the Company (including interest and penalties) whether or not disputed (x) with respect to any period prior to August 31, 1997, have been adequately reserved against in accordance with generally accepted

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accounting principles on the face of the Audited Balance Sheet, and (y) with respect to any period prior to November 30, 1998 have been adequately reserved against in accordance with generally accepted accounting principles on the face of the Unaudited Balance Sheet. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company, or audits, examinations or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company. The Company has furnished to 24/7 true copies of the federal, foreign, state and local tax returns of the Company for the fiscal years ended on August 31 for the years 1995 through 1997, which tax returns have been filed with the relevant taxing authorities. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it. All taxes to be collected or withheld by the Company have been duly collected or withheld and any such amounts that were required to be remitted to any taxing authority have been duly remitted. There are no tax rulings, requests for ruling, closing agreements or changes of accounting method relating to the Company that could affects its tax liability for any period after the Effective Time. There will not be includible in the Company's gross income for a taxable period after the Effective Time any amount attributable to a prior tax period, as a result of any of the following methods of accounting: installment, completed contract, long-term contract, cash, or as a result of the application of Section 481 of the Code or comparable provisions of state, local or foreign tax law. For purposes of this Agreement, "tax" or "taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, occupation or other governmental taxes imposed or payable to the United States, or any state, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

               (i) Title to Properties; Absence of Encumbrances. The Company has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the Audited Balance Sheet or the Unaudited Balance Sheet (except for assets sold in the ordinary course of business since August 31, 1997, and November 30, 1998, respectively) and to properties and assets that are shown on any schedule hereto, in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except as may be set forth in Schedule 2(i) hereto and except for liens for current taxes and assessments not yet due and payable (which the Company will promptly pay when due if due prior to the Closing Date). All assets, properties and rights relating to the Company's business are held by, and all agreements, obligations and transactions relating to the Company's business have been entered into, incurred and conducted by, the Company.

               (j) Real and Personal Property. Schedule 2(j) hereto contains a complete and correct list of all real property (including buildings and structures) owned or leased by the Company and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). To the Company's knowledge, all such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof,

                                              8

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comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements including those relating to the environment, health and safety, land use and zoning, and all work required to be done by the Company as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or, to the knowledge of the Company, after due investi gation, threatened, which would affect the use of any such property by the Company. Schedule 2(j) hereto contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by the Company and all interests therein. The Company's buildings and other structures, equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

               (k) Patents, Trademarks and Copyrights. A list and brief description of all trademarks, service marks, trade names, brands, copyrights and patents which are presently being used or have been used in the Company's business, all applications for registration and registrations for such trademarks, copyrights and patents, and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes (all of the foregoing collectively hereinafter referred to as the "Proprietary Assets") and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in Schedule 2(k) hereto. The Company has furnished to 24/7 true and complete copies of each of the foregoing. Except as set forth in Schedule 2(k), the Company owns the entire, unencumbered right, title and interest to all such properties free and clear of all claims, and, except as set forth in Schedule 2(k), no rights or licenses to others have been granted with respect to any of such prop erties. Except as set forth in Schedule 2(k), all filings and other action necessary to perfect the full legal right of the Company in the United States to the foregoing have been effected. Except as set forth in Schedule 2(k), the Company owns or possesses the right to use all the trademarks, service marks, trade names, brands, copyrights, patents, franchises, permits and licenses and rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any conflict with or infringement of the rights of others. Except as set forth in Schedule 2(k), the Company has not received notice of any claimed conflict with respect to any of the foregoing. The Company has no knowledge of any default or alleged default which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of Schedule 2(k). The Company has taken, and until the Closing Date, the Company will use its best efforts to take, all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons. All intellectual property rights to all processes, systems and techniques used by the Company that were developed by any employee of the Company engaged in research or product development while such employee was employed by the Company have, by virtue of an invention assignment agreement, been assigned to the Company. In addition, all intellectual property rights to all processes, systems and techniques used by the Company or which the Company currently intends to use in its business which were developed by any of its employees at any time have been assigned by such employees to the Company.

               (l) Contracts, Leases and Commitments. The Company has furnished to 24/7 true copies of the material contracts, leases and commitments listed in
Schedule 2(l) hereto, includ-

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ing summaries of the terms of any unwritten commitments. Except as set forth in
Schedule 2(l):


                    (i) the Company, and to the knowledge of the Company, the other parties thereto, have complied in all material respects with such contracts, leases and commitments, all of which are valid and enforceable;

                    (ii) such contracts, leases and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim, encumbrance or restriction on any of the assets or properties of the Company; and

                    (iii) all of such contracts, leases and commitments have been entered into on an arm's-length basis, and none is materially burdensome to the Company's business.

The Company is not a party, nor is any of its assets or business subject, to any contract, lease or commitment not listed in Schedule 2(l) (including without limitation, purchase or sales commitments, financing or security agreements or guaranties, repurchase agreements, agency agree ments, manufacturers representative agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than contracts terminable without penalty on not more than 30 days' notice that do not involve, individually or in the aggregate, the receipt or expenditure of more than $50,000 in any one year. The Company is en gaged in no material disputes with customers or suppliers. To the knowledge of the Company, no customer or supplier is considering termination, non-renewal or any adverse modification of its ar rangements with the Company, and the Company has not received any written notice that the transactions contemplated by this Agreement would have a material adverse effect on the Company's relationship with any of its suppliers or customers.

               (m) No Conflicts, Required Filings or Consents; Permits; Compliance with Laws.

                    (i) Except as set forth in Schedule 2(m) , the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of the Company or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected.

                    (ii) The execution and delivery of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Act"), the Exchange Act, the Blue Sky Laws and the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

                    (iii) The Company holds the governmental licenses, permits and authoriza tions listed in Schedule 2(m) hereto. Except as set forth in
Schedule 2(m), such licenses, permits and authorizations are valid and unimpaired, will be unaffected by a transfer of all of the Shares to 24/7, and constitute all of the licenses, permits and authorizations required for the ownership or occupancy of its properties and assets and the operation of its business. The Company's business is and has been operated in compliance therewith and all laws and regulations (federal, state, local and foreign) applicable to it, and all required reports and filings with governmental authorities have been properly made.

               (n) Employees. Schedule 2(n) hereto contains a list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of the Company as at February 15, 1999. The Company does not know of any efforts within the last three years to attempt to organize the Company's employees, and no strike or labor dispute involving the Company has occurred during the last three years or, to the knowledge of the Company, is threatened. No key employee of the Company has indicated that he is considering terminating his employment. The Company has complied with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

               (o)  Employee Benefit Plans.

                    (i) Except as set forth on Schedule 2(o) hereto, neither the Company nor any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA Affiliate") maintains, sponsors, contributes to, or has or has had an obligation to, or otherwise participated in or participates in or in any way, directly or indirectly, has or has had any liability with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other bonus, profit sharing, pension, deferred compensation, incentive, stock option, fringe benefit, health, welfare, change in control, or other plan, agreement, policy, trust fund, or arrangement, whether written or unwritten, insured or self-insured (each a "Plan"). None of the Company, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections
(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). No amounts payable under the Company's 1994 Equity Incentive Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company for severance pay or termination pay or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to an employee, director, shareholder or beneficiary of the Company (whether current, former or restricted) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. No event, condition or circumstance exists that would prevent the amendment or termination of any Plan.
Schedule 2(o) hereto contains a list of all Plans, benefits or perks of the Company and a description of the Company's severance pay policy. A copy of each such Plan has previously been delivered by the Company to 24/7.

                    (ii)  With respect to each of the Plans on Schedule 2(o):

                    (A) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter from the Internal Revenue Service ("IRS") to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                    (B) all payments required by any Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

                    (C) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

                    (D) the Plan complies in all material respects and has been maintained and administered at all times in accordance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                    (E)  no "prohibited transaction," within the meaning of
        Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a "prohibited transaction");

                    (F) no Plan is or is expected to be under audit or investigation by the IRS, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                    (G) with respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

                    (iii) Neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

               (p) Insurance. Schedule 2(p) sets forth the Company's general liability, fire and casualty insurance policies and liability insurance providing coverage in such amounts as is customary in the industry for a similar company. Such policies are in full force and effect, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

               (q) Litigation. Schedule 2(q) hereto contains a complete and correct list of all actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of the Company, threatened against, the Company or any of its assets, or, in connection with the Company's business, or any of the Company's officers, directors or employees. Except as set forth on
Schedule 2(q) hereto, neither the Company nor, in connection with the Company's business, any of the Company's officers, directors or employees is subject or party to any judgment, order, or other direction of or stipulation with any court or other governmental authority or tribunal, or in violation of any other legal requirements (as defined below), and the Company does not know of any reasonable basis for a claim that such a violation exists. The Company is unaware of any proposed legal requirement that might adversely affect in any material respect the operation or prospects of the Company's business. Notwithstanding the foregoing, the Company is aware that there have been various proposals to enact federal and state laws directed at regulating Internet advertising.

               (r) Environmental Matters. (i) The Company's business, assets and properties are and have been operated and maintained in compliance with all applicable federal, state and local environmental protection laws and regulations (the "Environmental Laws"). No event has occurred or condition exists which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance by the Company with, or a violation by the Company of, the Environmental Laws. To the Company's knowledge, no real property owned, leased, occupied or used by the Company contains any underground storage tanks, asbestos, polychlorinated biphenyls, hazardous wastes or other hazardous substances, as such terms are defined in the Environmental Laws. To the Company's knowledge, neither the Company nor any of its predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, hazardous wastes, pollutants or hazardous substances, as such terms are defined in the Environmental Laws, on or from any site which currently is or formerly was owned, leased, occupied or used by the Company or any predecessor company, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state and/or local governmental agency or otherwise in compliance with Environmental Laws.

               (s) Restrictions on Business Activities. Other than this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business of the Company as currently conducted.

               (t)  Transactions with Affiliates. Except as set forth in
Schedule 2(t) hereto and except for ordinary dealings with its employees, since August 31, 1997, the Company has had no direct or indirect dealings with any shareholder of the Company or with any key employee of the Company or with any of their affiliates, associates or relatives. Except as set forth in Schedule 2(t) and except for employment arrangements with its employees, the Company has no obligation to or claim against any shareholder of the Company or any key employee of the Company, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against the Company.
Schedule 2(t) reasonably describes the nature and extent of any products, services or benefits provided to the Company by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits. Neither the shareholders of the Company, any key employee of the Company, nor any of their affiliates, associates or relatives has any direct or indirect interest of any kind in any business or entity which is competitive with the Company.

               (u) Books and Records. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices. The minute books of the Company, as previously made available to 24/7, contain com plete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of the Company. The books and record of the Company for the period from February 15, 1998 to the Closing Date have been delivered to 24/7.

               (v) Improper Payments. The Company and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Company.

               (w) Officers and Directors; Bank Accounts, etc. Schedule 2(w) hereto lists all officers, directors and fiduciaries of the Company; all bank accounts and safe deposit boxes maintained by the Company and all authorized signatories therefor, specifying their respective authority; and all credit cards under which employees of the Company may incur liability, and the persons holding such cards. No person or entity holds any general or special power of attorney from the Company.

               (x) Disclosure. No representation, warranty or other written statement by the Company herein or in any other of the Company Documents or made in connection with the Company Documents, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. The Company has no knowledge of any matter that could reasonably be expected to have a materially adverse effect on the Company's business or prospects that has not been disclosed in writing to 24/7.

               (y) Legends. (i)The Company, on behalf of each shareholder of the Company, understands that the certificates evidencing the Merger Consideration will bear the following legend:

               "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH SECURITIES ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER."

                    (ii) The certificates shall not be required to bear such legend if an opinion of counsel reasonably satisfactory to 24/7 is delivered to 24/7 to the effect that neither the legend nor the restrictions on transfer contained in this Agreement are required to insure compliance with the Securities Act. 24/7 will bear the reasonable costs and expenses in connection with such opinion where such opinion relates to compliance with Rule 144 under the Securities Act. Whenever, pursuant to the preceding sentence, any certificate is no longer required to bear the foregoing legend, 24/7 may, and if requested by the holder thereof, shall, issue to the holder, at 24/7's expense, a new certificate not bearing the foregoing legend.


               3. Representations and Warranties of 24/7. 24/7 and Subsidiary each hereby represents and warrants to the Company that:

               (a ) Organization and Qualification. (i) Each of 24/7 and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a material adverse effect on the business, results of operations or financial condition of 24/7 and its subsidiaries, taken as a whole (a "24/7 Material Adverse Effect"). Each of 24/7 and Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the conduct of its business or the ownership or leasing of its properties requires such qualification, except for such failures to be so duly qualified or licensed and in good standing that would not have a 24/7 Material Adverse Effect.

                    (ii) 24/7 has heretofore furnished to the Company a complete and correct copy of 24/7's and Subsidiary's Certificate of Incorporation and By-Laws, each as amended to date.

Such Certificates of Incorporation and By-Laws are in full force and effect. Neither 24/7 nor the Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws, except for any such violations as would not have a 24/7 Material Adverse Effect.

               (b) Authority Relative to this Agreement. (i) Each of 24/7 and Subsidiary has all necessary right, power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by 24/7 and Subsidiary and the consummation by 24/7 and Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of 24/7 and Subsidiary, and no other corporate proceedings on the part of 24/7 and Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by 24/7 and Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of 24/7 and Subsidiary.

                    (ii) The board of directors of 24/7 (A) has declared that this Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of 24/7, (B) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, and (C) has taken appropriate action, pursuant to California Law and Delaware Law, to cause the Merger to become effective at the Effective Time.

               (c) No Conflict, Required Filings and Consents. (i) The execution and delivery of this Agreement by 24/7 and Subsidiary do not, and the performance of this Agreement by 24/7 and Subsidiary will not, (A) conflict with or violate the Certificate of Incorporation or By-Laws of 24/7 or the Certificate of Incorporation or By-Laws of Subsidiary, (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to 24/7 or any of its subsidiaries or by which its or their respective properties are bound or affected or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair 24/7's or Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of 24/7 and Subsidiary taken as a whole or result in the creation of a lien or encumbrance on any of the properties or assets of 24/7 and Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 24/7 and Subsidiary is a party or by which 24/7 and Subsidiary or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a 24/7 Material Adverse Effect.

                    (ii) The execution and delivery of this Agreement by 24/7 and Subsidiary will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent 24/7 and Subsidiary from performing their respective obligations under this Agreement, and would not have a 24/7 Material Adverse Effect.

               (d) Capitalization. (i) The authorized capital stock of 24/7 as of January 15, 1999 consisted of (1) 70,000,000 shares of common stock, par value $.01 per share, of which 16,282,835 shares were issued and outstanding, 2,155,305 shares will be issuable to key employees, officers and directors of 24/7 under stock options that have been granted pursuant to 24/7's 1998 Stock Incentive Plan, and 721,400 shares have been reserved for issuance pursuant to future grants under 24/7's 1998 Stock Incentive Plan; and (2) 10,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding. 24/7 also has 3,177,985 shares of common stock issuable upon exercise of outstanding warrants at January 15, 1999. The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are issued and outstanding.

                    (ii) All of the outstanding shares of 24/7's and Subsidiary's respective capital stock have been duly authorized and validly issued and are fully paid and non-assessable. The shares of 24/7 Common Stock to be issued in the Merger have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and non-assessable and (assuming the due execution and accuracy of certificates or representations of the holders of the Company's common stock in respect of the private placement rules of applicable securities laws) in compliance with all applicable securities laws.

                    (iii) Except as set forth in this Section 3(d) and except for those options granted pursuant to 24/7's 1998 Stock Incentive Plan, there are no existing options, warrants, calls, commitments or other agreements requiring the issuance or sale of any additional shares of stock or other equity or debt securities of 24/7 and no shares of stock or other equity or debt securities of 24/7 are reserved for issuance for any purpose.

               (f) SEC Filings, Financial Statements. (i) 24/7 has filed all forms, reports and documents required to be filed by it with the SEC since September 30, 1998. 24/7 has heretofore delivered to the Company, in the form filed with the SEC, (A) its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, (B) all other reports or registration statements (other than Reports on Form 10-Q and Reports on Form 3, 4 or 5 filed on behalf of affiliates of 24/7) filed by 24/7 with the SEC since September 30, 1998 and
(C) all amendments and supplements to all such reports and registration statements filed by 24/7 with the SEC (collectively, the "24/7 SEC Reports"). The 24/7 SEC Reports (1) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (2) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the 24/7 SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of 24/7 and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain notes thereto.

                    (iii) 24/7 has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by 24/7 with the SEC pursuant to the Securities Act or the Exchange Act.

               (g) No Adverse Change. Except as set forth in the 24/7 SEC Reports, since September 30, 1998, 24/7 has conducted its business in the ordinary course and there has not occurred any:

                    (i) amendments or changes to the Certificate of Incorporation or By-Laws of 24/7;

                    (ii) material adverse change in the business, properties, assets, liabilities, commitments, earnings, financial condition or prospects of 24/7;

                    (iii) damage or destruction to property or assets of 24/7 resulting in a loss or cost to 24/7 of more than $50,000 in the aggregate, whether or not covered by insurance; or

                    (iv) act or omission which, if taken or omitted after the date of this Agreement and before the Closing would conflict with Section 7(a).

               (h) Restrictions on Business Activities. Other than this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon 24/7 and Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing any material business of 24/7 and Subsidiary as currently conducted.

               (i) Compliance, Permits. 24/7 and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities necessary for the operation of the business of 24/7 and its subsidiaries taken as a whole (collectively, the "24/7 Permits"), except to the extent that failure to have any such 24/7 Permit would not have a 24/7 Material Adverse Effect. 24/7 and its subsidiaries are in compliance with the terms of the 24/7 Permits, except where the failure so to comply would not have a 24/7 Material Adverse Effect. Except for such conflicts, defaults and violations as have not had and would not have a 24/7 Material Adverse Effect, neither 24/7 nor any of its subsidiaries is in conflict with, or in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 24/7 or any of its subsidiaries is a party or by which 24/7 or any of its subsidiaries or its or any of their respective properties is bound or affected.

               (j) Liabilities. Except as disclosed in the 24/7 SEC Reports, 24/7 does not have any liabilities (absolute, accrued, contingent or otherwise) of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP which are, in the aggregate, material to the business, operations or financial condition of 24/7 and its subsidiaries taken as a whole, except liabilities (i) adequately provided for or referred to in 24/7's balance sheet and the related notes thereto as of September 30, 1998 (the "September 30, 1998 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the September 30, 1998 Balance Sheet or (iii) incurred since September 30, 1998 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement.

               (k) Litigation. Except as disclosed in the 24/7 SEC Reports filed prior to the date of this Agreement, as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of 24/7, threatened against 24/7 or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or governmental entity that is reasonably likely to have a 24/7 Material Adverse Effect.

               (l) Environmental Matters. 24/7's business, assets and properties are and have been operated and maintained in compliance in all material respects with Environmental Laws. No event has occurred or condition exists which, with or without the passage of time or the giving of notice, or both, would constitute a material non-compliance by 24/7 with, or material violation by 24/7 of, the Environmental Laws. To the knowledge of 24/7, no real property owned, leased, occupied or used by 24/7 contains any underground storage tanks, asbestos, polychlorinated biphenyls, hazardous wastes or other hazardous substances, as such terms are defined in the Environmental Laws. To the knowledge of 24/7, neither 24/7 nor any of its predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, hazardous wastes, pollutants or hazardous substances, as such terms are defined in the Environmental Laws, on or from any site which currently is or formerly was owned, leased, occupied or used by 24/7 or any predecessor company, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state and/or local governmental agency or otherwise in compliance with Environmental Laws.


               4. Covenants of the Company. The Company covenants and agrees that between the date hereof and the Effective Time:

               (a) Actions. The Company will not voluntarily take any action that would cause any of the representations and warranties made by it in the Company Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

               (b) Access by 24/7. 24/7 and its representatives and advisers shall have free and full access during normal business hours to the Company's assets, premises, books and records, key employees and accountants, including the audit work papers of Ireland, San Filippo, LLP and the work papers of the Company's accountants relating to the Audited Financials and the Unaudited Financials, respectively, and the Company shall furnish 24/7 with such information and copies of such documents as 24/7 may reasonably request. The Company shall promptly furnish to 24/7 all financial statements of the Company that are prepared in the ordinary course of business, including without limitation monthly reports of sales, revenue and cash flow and quarterly balance sheets.

               (c) Conduct of Business. The business of the Company shall be conducted only in the ordinary course, consistent with the present conduct of its business, and the Company shall use commercially reasonable efforts to maintain, preserve and protect the assets and goodwill of the Company. The Company shall not, without the prior written consent of 24/7, take or commit to take any of following actions:

                    (i) amend its By-Laws or Articles of Incorporation,

                    (ii) issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of any of its authorized but unissued capital stock or other corporate securities,

                    (iii) declare or pay any dividends or make any other distribution in cash or property on its capital stock,

                    (iv) repurchase or redeem any shares of its capital stock,

                    (v) incur, or perform, pay or otherwise discharge, any obligation or liability (absolute or contingent), except for current obligations and liabilities incurred in the ordinary course of business consistent with past practice,

                    (vi) enter into any employment agreement with or increase the compensation or benefits of, any of its officers, directors or employees, or grant any severance pay or termination or establish, adopt or enter into any Plan,

                    (vii) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business,

                    (viii) make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment,

                    (ix) modify, amend or cancel any of its existing leases or enter into any contracts, agreements, leases or understandings other than in the ordinary course of business or enter into any loan agreements,

                     (x) make any investments other than in certificates of deposit or short-term commercial paper, or

                    (xi) take any other action that would cause any of the representations and warranties made by the Company in the Company Documents not to be true and correct in all material respects on and as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

               (d) Notification of Certain Matters. The Company shall give prompt notice to 24/7 of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               (e) Termination of Agreements. The Company shall cause all provisions of all purchase agreements, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal, and similar agreements between any shareholder of the Company and the Company to terminate and be of no further force and effect upon consummation of the Closing. A list of such agreements is set forth on Schedule 4(e) hereto.

               (f) Further Action. Upon the terms and subject to the conditions hereof, the Company shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

               (g) Public Announcements. The Company shall consult with 24/7 before issuing any further press release or otherwise making any public statements with respect to the Merger and it shall not issue any such press release or make any such public statement, except as may be required by law, without the prior consent of 24/7.

               (h) Government Compliance. The Company agrees promptly to effect all necessary registrations, filings, applications, and submissions of information required or requested by governmental authorities.

               (i) Tax Free Reorganization. The Company agrees to use reasonable commercial efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code, including, but not limited to, the execution of tax representation certificates documenting the facts associated with the Merger which support a conclusion that Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from being treated as a reorganization within the meaning of Section 368 of the Code.


               5.   Covenants of 24/7.

               (a) Actions. 24/7 covenants and agrees that between the date hereof and the Effective Time, 24/7 will not take any action which would cause any of the representations and warranties made by it herein not to be true and correct in all material respects on and as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

               (b) Notification of Certain Matters. 24/7 shall give prompt notice to the Company of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of 24/7 materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               (c) Further Action. Upon the terms and subject to the conditions hereof, and subject to the exercise by the board of directors of 24/7 of their fiduciary obligations, 24/7 shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

               (d) Public Announcements. 24/7 shall consult with the Company before issuing any further press release or otherwise making any public statements with respect to the Merger and neither shall issue any such press release or make any such public statement, except as may be required by law, without the prior consent of the Company.

               (e) Government Compliance. 24/7 agrees promptly to effect all necessary registrations, filings, applications, and submissions of information required or requested by governmental authorities.

               (f) Merger Consideration. 24/7 agrees to pay the Merger Consideration as provided in Sections 1(f) and 1(g).

               (g) Tax Free Reorganization. 24/7 agrees to use reasonable commercial efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code, including, but not limited to, the execution of tax representation certificates documenting the facts associated with the Merger which support a conclusion that Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from being treated as a reorganization within the meaning of
Section 368 of the Code.


               6. Conditions Precedent to Obligations of 24/7 and the Subsidiary. The obligations of 24/7 and the Subsidiary to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Effective Time, of each of the following conditions, any of which may be waived by 24/7 and the Subsidiary in writing, and the Company shall use commercially reasonable efforts to cause such conditions to be fulfilled:

               (a) Representations and Warranties. Each of the representations and warranties of the Company in the Company Documents shall be true and correct in all material respects on and as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

               (b) Performance of the Company. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by the Company Documents to be performed or complied with by the Company at or before the Effective Time.

               (c) Employment Agreements. Jack Zoken, Jeff Wilkins and Prashant Devdhar each shall have entered into an Employment Agreement with 24/7 in the form attached hereto as Exhibit B and a Non-Competition and Non-Disclosure Agreement with 24/7 in the form attached hereto as Exhibit C (collectively, the "Employment Agreements") and each other employee of the Company shall have entered into a Non-Disclosure Agreement in the form attached hereto as Exhibit D (the "Non-Disclosure Agreements").

               (d) Opinion of Counsel to the Company. The Company shall have delivered to 24/7 an opinion of Fenwick & West LLP, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

               (e) Certificate. 24/7 shall have received a certificate executed by the Company dated the Closing Date, certifying, in such detail as 24/7 may reasonably request, as to the fulfillment of the conditions set forth in Sections 6(a), 6(b) and 6(c).

               (f) Consents. The Company shall have obtained or, to the reasonable satisfaction of 24/7 obviated the need to obtain, all consents, approvals or waivers from regulatory authorities and third parties necessary for the execution, delivery and performance of the Company Documents and the transactions contemplated thereby, all without cost or other adverse consequences to the Company.

               (g) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against 24/7 or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the Company Documents or this Agreement, or which might materially affect the business of the Company, which in the reasonably exercised opinion of 24/7 makes it inadvisable to consummate such transactions.

               (h) Proceedings. All actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel of 24/7 and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

               (i) No Violation. There shall not have been any action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Merger by any Federal or state government or governmental authority or court, which would (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion the Company's business or assets, or compel the Surviving Corporation or Company to dispose of or hold separate all or a material portion of the Company's business or assets, as a result of the Merger; (ii) render the Company unable to consummate the Merger; (iii) make such consummation illegal; or (iv) impose or confirm material limitations on the ability of 24/7 effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the shareholders of the Surviving Corporation, and no such action shall have been taken or any such statute, rule, regulation, or order enacted, promulgated, issued, or deemed applicable to the Merger which in the reasonable judgment of 24/7 will produce such result.

               (j) Certificate. 24/7 shall have received a certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer of the Company, as to such other matters as may be reasonably requested by 24/7, including, but not limited to, certificates with respect to the Company's Articles of Incorporation, By-laws, board of directors' resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of the Company who shall execute on behalf of the Company any document delivered on the Closing Date.

               (k) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company having or reasonably likely to have a material adverse effect on the Company.

               (l) Indemnity Escrow Agreement. 24/7 shall have received from the Company, on behalf of all of the shareholders of the Company, an executed copy of the Indemnity Escrow Agreement dated the Closing Date in the form of Exhibit A hereto.

               (m) Tax Certificate. 24/7 shall have received a certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer of the Company, as to the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.


               7. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Effective Time, of each of the following conditions, any of which may be waived by the Company in writing, and 24/7 and the Subsidiary shall use their best efforts to cause such conditions to be fulfilled:

               (a) Representations and Warranties. The representations and warranties of 24/7 and the Subsidiary herein shall be true and correct in all material respects on and as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

               (b) Performance by 24/7 and the Subsidiary. 24/7 and the Subsidiary shall have performed and complied in all material respects with the agreements, covenants and conditions required by this Agreement to be performed or complied with by them at or before the Effective Time.

               (c) Employment Agreements. 24/7 shall have entered into the Employment Agreements and the Non-Disclosure Agreements.

               (d) Opinion of 24/7's Counsel. 24/7 and the Subsidiary shall have delivered to the Company an opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

               (e) Certificate. The Company shall have received a certificate executed by 24/7, dated the Closing Date, certifying, in such detail as the Company may reasonably request, as to the fulfillment of the conditions set forth in Sections 7(a) and 7(b).

               (f) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against 24/7, the Subsidiary or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated hereby or the Company Documents which in the reasonably exercised opinion of the Company makes it inadvisable to consummate such transaction.

               (g) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of 24/7 having or reasonably likely to have a material adverse effect on 24/7.

               (h) Tax Certificate. The Company shall have received a certificate of 24/7, dated the Closing Date, signed by the Senior Vice President of 24/7, as to the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.


               8.   Closing Deliveries.

               (a) Deliveries of the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to 24/7 and the Subsidiary the following:

                    (i) Certificates representing the Shares, as 24/7 may designate, with any required stock transfer tax stamps affixed and canceled and all taxes on such transfer, if any, paid in full, all at the expense of the Company. Such Shares shall be delivered to 24/7 free and clear of all claims;

                    (ii) The Employment Agreements and the Non-Disclosure Agreements;

                    (iii) The opinion of Fenwick & West LLP, counsel to the Company;

                    (iv) The certificates referred to in Sections 6(e), 6(j) and 6(m), duly executed;

                    (v) Duly executed resignations of such directors and fiduciaries of the Company as 24/7 shall designate; and

                    (vi) The Indemnity Escrow Agreement referred to in Section 6(l).

               (b) 24/7 and Subsidiary Deliveries. At the Closing, 24/7 and the Subsidiary shall deliver or cause to be delivered to the Company the following:

                    (i) The Employment Agreements and the Non-Disclosure Agreements;

                    (ii) The opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary;

                    (iii) The certificates referred to in Section 7(e) and 7(h) hereof, duly executed; and

               9. Restrictive Covenant; Confidentiality. (i) The Company shall never use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or other information concerning 24/7 or its affiliates that is competitively sensitive or confidential; provided, however, that this prohibition shall not apply to any information that (A) is publicly available as of the date hereof, (B) becomes publicly available other than as a result of prohibited disclosure by the Company, (C) is disclosed to the Company by any person or entity that is not subject to any confidentiality restrictions imposed by 24/7 or (D) the Company is required to disclose by law or by order of any court of competent jurisdiction, but, in the case of (D), the Company shall first give 24/7 notice of such law or court order and an opportunity to object, if permitted by such law or court order. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to 24/7 for which 24/7 will not have an adequate remedy at law, 24/7 shall be entitled, in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The provisions of this Section 9 are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement between 24/7 or the Company and any shareholder of the Company.

                    (ii) To the extent that any of the information furnished to the Company would constitute material, nonpublic information for purposes of the Securities Exchange Act of 1934, as amended, the Company covenants that it will not engage in any purchase or sale of 24/7's securities while in possession of such information and prior to the time that such information is made generally known to the public and that the Company shall inform its agents and representatives, who have been given access to such material, nonpublic information, of such requirements. The obligations in this Section 9 shall survive termination of this Agreement.

               10. Brokers. Each party represents to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Should any claim be made for a broker's, finder's or similar fee, on account of any actions or dealings by a party or its agents, such party shall indemnify and hold the other party harmless from and against any and all liability and expenses, including reasonable attorneys' fees incurred by reason of any claim made by such broker.

               11. Indemnification by the shareholders of the Company. To the extent solely of the shares of 24/7 Common Stock deposited in the Escrow Indemnity Account, each shareholder of the Company shall severally, and not jointly, and only in proportion to such shareholder's pro-rata share of ownership of the Company immediately preceding the Closing Date, indemnify, defend and hold harmless 24/7 and its affiliates (including the Subsidiary and the Company), promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses"), arising out of or in connection with any of the following: (i) any material misrepresentation or breach of any warranty made by the Company or any shareholder of the Company in any of the Company Documents;
(ii) any material breach or nonfulfillment of any covenant or agreement made by the Company or any shareholder of the Company in any of the Company Documents; or (iii) the claims of any broker or finder engaged by the Company or any shareholder of the Company.

               12. Indemnification By 24/7. 24/7 shall indemnify, defend and hold harmless the shareholders of the Company, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by 24/7 herein; (ii) any breach or nonfulfillment of any covenant or agreement made by 24/7 herein; and (iii) the claims of any broker or finder engaged by 24/7.

               13.  Further Provisions Regarding Indemnification.

               (a) Survival. All representations, warranties, indemnities, covenants and agreements made by the Company or the shareholders of the Company in the Company Documents or by 24/7 herein shall survive the Closing for a period of one year after the Effective Date, notwith standing any examination or investigation made by or for any party.

               (b)  Limitations.  Notwithstanding the foregoing,

                    (i) the indemnification provided for in Section 11 above shall be paid solely out of the shares of 24/7 Common Stock held in the Escrow Indemnity Account in accordance with Section 13(d) below and the Escrow Indemnity Agreement and such indemnification shall be the exclusive remedy of 24/7 with respect to claims for Losses.

                    (ii) the indemnification provided for in Section 12 above shall be limited to an amount equal to ten percent (10%) of the Merger Consideration.

                    (iii) the indemnification provided for in Sections 11 and 12 above shall not be required unless and until the total amount of Losses otherwise subject to indemnification under Sections 11 and 12 exceeds an aggregate amount of fifty thousand dollars ($50,000), in which event the indemnified party or parties will be entitled to indemnification for the full amount of their Losses; and

                    (iv) neither the Company nor any shareholder of the Company, on the one hand, nor 24/7, on the other (such shareholders, on the one hand, and 24/7 on the other, each is sometimes hereinafter referred to in this
Section 13 as a "party") shall be entitled to indemnification for Losses arising out of matters referred to in Sections 11 or 12, as applicable, unless it shall have given written notice to the other party, setting forth its claim for indemnification in reasonable detail, within one year after the Closing Date; provided, however, that the foregoing limitations on each party's indemnification obligation shall not apply to Losses arising out of or in connection with any material misrepresentation made in Section 2(c), Section 10 and Paragraph (a) of the Letter Agreement of the Shareholders of the Company attached as Exhibit G hereto.

                    (v) An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Sections 11 or 12. If the indemnifying party, within 10 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify and shall have furnished to the indemnified party a bond, letter of credit, escrow or similar arrangement in an amount equal to the total amount demanded in such claim or proceeding, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle or compromise such claim or proceeding without the written consent of the indemnifying party. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense.

                    (vi) The indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The indemnifying party shall, at the indemnifying party's expense, make available to the indemnified party and its attorneys and accountants all books and records of the indemnifing party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (c) Escrow Indemnity Procedures. Notwithstanding the foregoing and in accordance with the provisions of the Escrow Indemnity Agreement, the Company shall from time to time, direct the Escrow Agent to deliver to 24/7 the number of shares of 24/7 Common Stock having a value equal to the Losses of 24/7 as to which 24/7 is entitled to be indemnified pursuant to Section 11 above, all as more specifically set forth in the Escrow Indemnity Agreement. For purposes of this Section 13(c), the value of 24/7 Common Stock shall be the value on the Closing Date.

               14.  Registration Rights.

               (a) Incidental Registration. After (i) receipt by 24/7 of a written request from one or more parties to registration rights agreements to which 24/7 is a party on the date hereof ("Existing Holders"), requesting that 24/7 effect the registration of shares of 24/7 Common Stock under the Securities Act (a "Registration Request") or (ii) 24/7 proposes (but without obligation to do so) to register any of its stock under the Securities Act in connection with a public offering of such securities solely for cash (other than a registration on Form S-8 or Form S-4) (a "Company Registration"), 24/7 shall promptly notify the shareholders of the Company in writing of the receipt of such Registration Request or the Company Registration and such shareholders may elect (by written notice sent to 24/7 within five days from the date of such shareholder's receipt of the aforementioned notice from 24/7) to have all or any of the 24/7 Common Stock owned by the shareholders of the Company (the "Shareholder's Shares") included in such registration thereof pursuant to this Section 14(a). If a managing underwriter of any proposed underwritten public offer ing shall advise 24/7 in writing that, in its opinion, the distribution of Shareholder's Shares requested to be included in a registration statement concurrently with any securities being registered by 24/7 would materially and adversely affect the distribution by 24/7, 24/7 may limit the number (to zero if necessary) of Shareholder's Shares to be registered in order to reduce the total number of shares in such registration to the number of shares recommended by the underwriter. 24/7 shall have no obligation under this Section 14(a) to make any offering of its securities, or to complete an offering of its securities that it proposes to register, and shall incur no liability to any shareholder of the Company for its failure to do so. Notwithstanding the foregoing, such shareholders' rights to registration granted in this Section 14(a) are junior to and subject to any superior registration rights of Existing Holders.

               (b) Registration Procedure. If 24/7 is required to effect the registration of any Shareholder's Shares under the Securities Act, then 24/7 will use it best efforts to take such actions as are reasonably required in order to expedite or facilitate the disposition of such Shareholder's Shares and shall furnish to such shareholders such number of copies of a prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such shareholders may reasonably request. It shall be a condition precedent to the obligation of 24/7 to take any action pursuant to this Section 14 on behalf of a shareholder that any such shareholder shall furnish to 24/7 such information regarding the Shareholder's Shares and the intended method of disposition thereof as 24/7 shall reasonably request.

               (c) Expenses of Registrations; Indemnification. The Company shall bear and pay all expenses incurred in connection with any registration with respect to registration pursuant to Section 14(a), excluding underwriting discounts and commissions relating to the Shareholder's Shares. Such shareholders shall be entitled to the same indemnification from 24/7 as the Existing Holders requesting registration pursuant to the existing registration rights agreement with such Existing Holders.

               15. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

               16. Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier as follows:

        If to the Company:
                             Sift, Inc.
                             155-A Moffet Park Drive
                             Suite 210
                             Sunnyvale, CA 94089

        with a copy to:
                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, California 94306
                             Attn: Robert B. Dellenbach

        If to 24/7:
                             24/7 Media, Inc.
                             1250 Broadway, 27th Floor
                             New York, NY  10001
                             Attn: General Counsel

        with a copy to:
                             Proskauer Rose LLP
                             1585 Broadway
                             New York, New York  10036
                             Attn:  Ronald R. Papa, Esq.

               17. Termination. (i) This Agreement may be terminated at any time prior to the Effective Date by action by the respective Boards of Directors of the Company and 24/7 by mutual written consent of the Company and 24/7, or

                    (ii) This Agreement shall terminate if the Merger shall have not been declared effective and consummated by April 30, 1999.

               18. Year 2000. (i) In addition to any other warranties and representations provided by either party hereto, whether pursuant to this Agreement, by law, equity, or otherwise, each party represents and warrants that:

                         (A) the computer systems of each party (including without limitation all software, hardware, workstations and related components, automated devices, products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications or maintenance, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and other systems) ("Computer Systems") are Year 2000 Compliant (as defined below) or will be Year 2000 Compliant by December 31, 1999;

                         (B) each party's supply of services through its Computer Systems to the other Party shall not be interrupted, delayed, decreased, or otherwise affected by dates/times prior to, on, after or spanning January 1, 2000;

                         (C) each party's Computer Systems have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom the company and its subsidiaries exchange data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance; and

                         (D) each party has inquired of all such third parties whose lack of Year 2000 Compliance would be materially or significantly adverse to it.

For purposes of this Agreement, "Year 2000 Compliant" means that (1) the Computer Systems (1) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data

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
containing dates before that date, (7) have the ability to recognize all "leap years," including February 29, 2000.

                    (ii) No obligation of a party under this Agreement shall be excused by reason of the failure of the other party's or any other person's Computer Systems to be Year 2000 Compliant, nor shall such occurrence(s) be deemed a force majeure event.

               19. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

               20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that 24/7 or Subsidiary may assign this Agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of 24/7.

               21. Paragraph Headings. The paragraph or section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               22. Other Discussions. Unless this Agreement shall have been terminated, the Company (nor any representatives of the Company) shall not, directly or indirectly, initiate, solicit, encourage, consider, entertain or otherwise consider any other offers for or inquiries about or hold discussions with any person regarding, the acquisition of any assets or capital stock of the Company. The Company (nor any representatives of the Company) will not, directly or indirectly, engage in any negotiations concerning, to provide any confidential information or data to, or have any discussions with, any person relating to the acquisition of any assets or capital stock of the Company, whether initiated before or after this Agreement. The Company (and any representatives of the Company) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the acquisition of any assets or capital stock of the Company. The Company will notify 24/7 immediately of any such inquiries, proposals or negotiations and the name of such person and the material terms and conditions of any proposals or offers.

               23. Legal Fees and Expenses. If the Closing occurs, the reasonable legal costs, fees and expenses solely and directly related to this Agreement and the Merger within the meaning of the Internal revenue Service Rev. Rul. 73-54 incurred by the Company shall be borne by 24/7. If the Closing does not occur pursuant to the terms of this Agreement, each party will be responsible for those expenses incurred directly by them in connection with this Agreement and the Merger.

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
               24. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

               25. Governing Law and Consent to Jurisdiction. This Agreement shall be gov erned by and construed and interpreted in accordance with the internal law of the State of New York (without reference to its rules as to conflicts of law). The state courts of the State of California in Santa Clara County and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Northern District of California, shall have sole and exclusive jurisdictions to hear and determine any dispute or controversy arising under or concerning this Agreement. In any action or proceeding concerning such dispute or controversy, the parties consent to jurisdiction and waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail in accordance with Section 15.

               26. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                       [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

               IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


24/7 MEDIA, INC.


By: /s/David J. Moore
    ---------------------
    Name:  David J. Moore
    Title:  Chief Executive Officer

By: /s/Mark E. Moran
    ---------------------
    Name:  Mark E. Moran
    Title:  Senior Vice President


FACTOR K ACQUISITION CORPORATION


By: /s/David J. Moore
    ---------------------
    Name:  David J. Moore
    Title:  Chief Executive Officer

By: /s/Mark E. Moran
    ---------------------
    Name:  Mark E. Moran
    Title:  Senior Vice President


SIFT, INC.


By: /s/Jack Zoken
    ---------------------
    Name:  Jack Zoken
    Title:   Chief Executive Officer

By: /s/Jeff Wilkins
    ---------------------
    Name:  Jeff Wilkins
    Title:   President, Chief Financial Officer and Secretary



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